Exhibit 99.1

Motorola Mobility Announces Departure of William Hambrecht from Board of Directors

LIBERTYVILLE, Ill. – Aug. 17, 2011 – Motorola Mobility Holdings, Inc. (NYSE: MMI) today announced the departure of William R. Hambrecht, 76, from the Company’s Board of Directors, effective immediately, after years of dedicated service. Following his departure, the Motorola Mobility Board of Directors will be comprised of nine members, eight of whom are independent.

“I want to thank Bill for his valuable service and guidance to Motorola and to Motorola Mobility,” said Sanjay Jha, chairman and chief executive officer, Motorola Mobility. “Bill played an instrumental role in the separation of Motorola into two independent publicly-traded companies, as well as in our recent milestone transaction with Google. On behalf of the entire Board of Directors, I wish Bill only the best.”

“It has been a privilege to serve on the Board of Directors of Motorola Mobility,” said William Hambrecht. “Motorola Mobility is an iconic company and I have truly enjoyed working closely with my fellow directors, Sanjay Jha and the entire senior leadership team. I am delighted with the transaction we entered into with Google, and I look forward to seeing the benefits and new opportunities this partnership creates.”

About Motorola Mobility

Motorola Mobility Holdings, Inc. fuses innovative technology with human insights to create experiences that simplify, connect and enrich people’s lives. Our portfolio includes converged mobile devices such as smartphones and tablets; wireless accessories; end-to-end video and data delivery; and management solutions, including set-tops and data-access devices. For more information, visit motorola.com/mobility.

Contacts:

Jennifer Erickson

Motorola Mobility, Inc.

Phone: +1 847-523-2422

Email: jennifer.erickson@motorola.com

Dean Lindroth

Motorola Mobility, Inc.

Investor Relations

Phone: + 1 847-523-2858

Email: dean.lindroth@motorola.com